Exhibit 99.1

Contact:

Christopher D. Ozeroff

Senior Vice President and General Counsel

720.940.2100

GENCAROTM POTENTIAL EFFICACY IN PREVENTING ATRIAL FIBRILLATION PAPER PUBLISHED IN JACC: HEART FAILURE

Pharmacogenetic Enhancement of Effectiveness for Prevention of Atrial

Fibrillation in Patients with Heart Failure and Reduced Left Ventricular Ejection Fraction

Broomfield, CO, June 6, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that the paper “Prevention of Atrial Fibrillation by Bucindolol is Dependent on the Beta-1 389 Arg/Gly Adrenergic Receptor Polymorphism” was published in the journal JACC: Heart Failure [http://heartfailure.onlinejacc.org/article.aspx?articleid=1691088], a publication of the American College of Cardiology. The lead author on the paper is cardiologist-electrophysiologist Ryan G. Aleong of the University of Colorado, Anschutz Medical Campus and the senior author on the paper is Dr. Michael Bristow, the Company’s Chief Executive Officer.

The authors investigated the potential efficacy of the developmental drug Gencaro™ (bucindolol hydrochloride) in reducing the incidence of new onset atrial fibrillation (“AF”) in patients with advanced heart failure with reduced left ventricular ejection fraction (“HFREF”), and the potential impact of certain cardiac adrenergic receptor (“AR”) genotypes on this efficacy. The study was based on a post-hoc analysis of the Phase 3 clinical trial of 2,708 HFREF patients known as the Beta-Blocker Evaluation of Survival Trial (the “BEST Trial”), including a DNA substudy of 1,040 patients in the Trial. The study analyzed Gencaro’s potential efficacy in reducing the risk of developing new onset AF in the 2,392 patients who entered the Trial not in AF, including the 925 patients in the DNA substudy who entered the Trial not in AF.

The study found that in the overall study population, patients who had received Gencaro had a 41% lower risk of new onset AF (p = 0.0004) compared to patients who received a placebo (this compared with a 43% lower risk of new onset AF (p = 0.014) from Gencaro treatment compared to placebo in all genotypes in the DNA substudy). However, the risk of new onset AF was reduced by 74% (p = 0.0003) compared to placebo in those patients in the DNA substudy who received Gencaro and who possessed the beta-1 AR position 389 arginine homozygous (“beta-1 389 arginine homozygous”) genotype.

The Company estimates that the beta-1 389 arginine homozygous genotype is present in about 50% of the general U.S. population, and was present in about 47% of the patients in the BEST DNA substudy. The BEST Trial was sponsored by the National Heart, Lung and Blood Institute of the National Institutes of Health, and the Cooperative Studies Program of the Department of Veterans Affairs.

The authors propose that the greater reduction in AF seen by patients with the beta-1 389 arginine homozygous genotype who received Gencaro may be due to the interaction of Gencaro’s pharmacology with the pathophysiology of AF, where, according to other research, both acute and chronic beta-1 AR stimulation may be important contributors. The paper notes that the currently approved anti-arrhythmic drugs are subject to multiple adverse effects in HFREF patients, and have not been associated with improved cardiovascular outcomes in those patients. The paper also notes that approved beta-blockers exhibit only modest efficacy for reducing new onset AF in HFREF patients, and none are currently approved for this indication.

Jonathan Piccini, MD, Director of the Cardiac Electrophysiology Clinical Trials Program at Duke University Medical Center, said “AF is a common arrhythmia that is best avoided, particularly in left ventricular (“LV”) dysfunction-heart failure patients where it can worsen the clinical syndrome and/or appear to reduce the efficacy of some of the most effective heart failure treatments, such as conventional beta-blockers. Although catheter ablation may be effective for treating/preventing AF episodes, medical therapy still needs to be tried first and is used on AF recurrence. The current problem with drug therapy for preventing AF in an LV dysfunction-heart failure patient is that the FDA-approved anti-arrhythmic agents have adverse safety profiles, due to pro-arrhythmia and/or myocardial depression. Based on the data of Aleong et al, Gencaro may potentially not have these adverse effects. In addition, compared to standard anti-arrhythmic agents or conventional beta-blockers, Gencaro has the potential for higher efficacy in preventing AF in patients with the beta-1 389 arginine homozygous genotype.”

Stuart Connolly, MD, Director of the Division of Cardiology at McMaster University in Hamilton, Ontario commented, “The paper by Aleong et al suggests that pharmacogenetically targeted Gencaro may have a major effect (>70% reduction in event rate) on prevention of AF in an advanced LV-dysfunction heart failure population with the beta-1 389 arginine homozygous genotype. In addition, in this same population and genotype from the BEST Trial, the authors have previously published results indicating potentially substantial beneficial effects on heart failure endpoints and potential prevention of ventricular tachycardia or ventricular fibrillation, suggesting that Gencaro may not be accompanied by the same sort of safety issues that plague ion channel blocking anti-arrhythmic agents. Therefore, in the estimated approximately 50% of LV dysfunction-heart failure patients who have the beta-1 389 arginine homozygous genotype, Gencaro has the potential to be a promising treatment for preventing AF in at-risk patients.”

Michael Bristow, MD, PhD, cardiologist/clinical pharmacologist, also commented, “We believe the 74% reduction in risk of new onset AF in the beta-1 389 arginine homozygous genotype suggests that Gencaro warrants further study in HFREF patients at risk for AF. Previous studies of the BEST Trial data have suggested that Gencaro may provide multiple benefits for such patients, including AF prevention, rate control for patients with persistent AF, and improved outcomes for both those patients that are able to maintain sinus rhythm and those that do not. We plan to assess Gencaro’s potential efficacy in the Phase 2b/3 GENETIC-AF clinical trial, which we plan to conduct in beta-1 389 arginine homozygous HFREF patients, post electrical cardioversion for persistent AF.”

ARCA plans to evaluate Gencaro’s efficacy in preventing AF in patients with the beta-1 389 arginine genotype in a 620 patient, Phase 2b/3 clinical trial, known as GENETIC-AF, in which Gencaro will be compared to the beta-blocker metoprolol CR/XL. ARCA has created an adaptive design for GENETIC-AF, in which the trial is planned to be initiated as a Phase 2b study in approximately 200 HFREF patients with the beta-1 389 arginine genotype. Depending on the results of the Phase 2B portion, the trial could then be expanded to a Phase 3 study by enrolling an estimated additional 420 patients. ARCA and Medtronic, Inc., a leader in medical technologies to improve the treatment of chronic diseases including cardiac rhythm disorders, have agreed to collaborate on the Phase 2b portion of GENETIC-AF trial that will include continuous monitoring of the cardiac rhythms in all 200 patients enrolled in this Phase.

AF is considered an epidemic cardiovascular disease with an estimated prevalence of at least 2.7 million Americans in 2010. The approved therapies for the treatment or prevention of AF have certain disadvantages in HFREF patients, such as toxic or cardiovascular adverse effects, and most of the approved drugs for AF are contra indicated or have warnings in their prescribing information for such patients. ARCA believes there is an unmet medical need for new AF treatments that have fewer side effects than currently available therapies and are more effective, particularly in HFREF patients.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release and the associated presentation may contain “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, Gencaro’s potential to treat ventricular tachycardia or ventricular fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2012, the Company’s Registration Statement on Form S-1 (Registration No. 333-187508), and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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